Exhibit 99.2

Rosetta Resources Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

Acquisition of Permian Basin Oil and Natural Gas Properties from Comstock

On March 14, 2013, Rosetta Resources Operating LP, a Permian limited partnership and a wholly owned subsidiary of Rosetta Resources Inc. (collectively, “Rosetta” or the “Company”), entered into a purchase and sale agreement (the “PSA”) with Comstock Oil & Gas, LP, a Nevada limited partnership and wholly-owned subsidiary of Comstock Resources, Inc. (collectively, “Comstock”). Pursuant to the PSA, at closing, Rosetta will acquire producing and undeveloped oil and natural gas interests in the Permian Basin in Gaines and Reeves Counties, Texas from Comstock for $768 million, subject to customary closing adjustments, including adjustments based upon title and environmental due diligence (the “Acquisition”). The Acquisition will be effective as of January 1, 2013 and is expected to close on or before May 14, 2013; however, there can be no assurance that all of the conditions to closing for the Acquisition will be satisfied.

Financings. In March 2013, the Company obtained committed bridge financing commitments for the transaction contemplated by the PSA, the aggregate proceeds of which will be used by the Company to pay, in part, the purchase price in connection with the Acquisition and to pay related fees, costs and expenses. In this regard, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and WF Investment Holdings, LLC (collectively, the “Lenders”) have committed to provide a $700 million senior unsecured credit facility (the “Bridge Facility”). The Company may either issue and sell $700 million in senior unsecured notes and $335.5 million in common stock or, to the extent the Company does not receive such amount of gross proceeds in an offering or such amount is not available to consummate the Acquisition, the Company may borrow up to $700 million (minus the amount of gross proceeds from any senior notes issuance) of loans under the Bridge Facility.

Any proceeds of the Bridge Facility are expected to be applied (i) to refinance certain existing indebtedness of the Company, (ii) to pay the cash consideration for the Acquisition, (iii) to pay the fees and expenses incurred in connection with the Acquisition and related financing transactions and (iv) for other general corporate purposes.

Unaudited Pro Forma Condensed Combined Financial Statements

The Company’s unaudited pro forma condensed combined balance sheet at December 31, 2012, and unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 reflect the pro forma effects of:

•

Comstock Acquisition. The proposed acquisition of certain oil and natural gas interests in the Permian Basin located in Gaines and Reeves Counties, Texas, in exchange for $768 million in cash, subject to customary purchase price adjustments. Rosetta will assume the plugging and abandonment obligations for these properties. Rosetta will not acquire any derivatives or retain any corporate management or staff.

•

Financings. No amounts are assumed to be borrowed under the Bridge Facility, whereas $700 million of senior notes and $335.5 million in common stock are assumed to be issued. Proceeds from these two transactions will be used as follows:

•	to repay certain existing indebtedness of the Company;

•	to pay the cash consideration for the Acquisition;

•	to pay the fees and expenses incurred in connection with the Acquisition and related financing transactions; and

•	for other general corporate purposes.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 and the unaudited pro forma condensed combined balance sheet at December 31, 2012 have been prepared based on our historical consolidated statement of income for such period and our historical consolidated balance sheet at December 31, 2012. The pro forma condensed combined statement of income assumes that the Acquisition occurred on January 1, 2012, and the unaudited pro forma condensed combined balance sheet assumes the Acquisition and related financings occurred on December 31, 2012.

The unaudited pro forma condensed combined statement of income does not purport to represent what our results of operations would have been if these transactions had occurred on January 1, 2012. The Company’s management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions described above. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma condensed combined statement of income, no pro forma adjustments have been made to exclude nonrecurring expenses we would have incurred as a result of the Acquisition and related financings and debt extinguishment.

As the Acquisition has not yet closed, working capital and other closing adjustments have not been reflected in these pro forma financial statements. Further, the initial purchase accounting for the Acquisition is not complete and adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read together with our Annual Report on Form 10-K for the year ended December 31, 2012. The unaudited pro forma condensed combined financial statements and accompanying notes should also be read in conjunction with the historical Statements of Revenues and Direct Operating Expenses of the Permian Basin Assets and the notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K of which this Exhibit 99.2 is a part.

Rosetta Resources Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2012

(In thousands)

		Pro Forma Adjustments
	Company Historical	Acquisition Note 2	Financing/Other Note 3		Pro Forma
Assets
Current Assets:
			$690,500
			322,178
			(210,000)
Cash and cash equivalents	$36,786	$(768,000)	(5,250	) (A)	$66,214
Accounts receivable, net	103,828	—	—		103,828
Derivative instruments	14,437	—	—		14,437
Prepaid expenses	5,742	600	—		6,342
Deferred income taxes	311	—	—		311
Other current assets	1,456	—	—		1,456

Total current assets	162,560	(767,400)	797,428		192,588

Oil and natural gas properties using the full cost method of accounting:
Proved properties	2,829,431	220,600	—		3,050,031
Unproved/unevaluated properites, not subject to amortization	95,540	548,571	—		644,111
Gathering systems and compressor stations	104,978	—	—		104,978
Other fixed assets	16,346	—	—		16,346

	3,046,295	769,171	—		3,815,466

Accumulated depreciation, depletion and amortization	(1,808,190)	—	—		(1,808,190)

Total property and equipment, net	1,238,105	769,171	—		2,007,276

Other assets:
Deferred loan fees	7,699	—	9,500	(B)	17,199
Derivative instruments	6,790	—	—		6,790
Other long-term assets	262	—	—		262

Total other assets	14,751	—	9,500		24,251

Total assets	$1,415,416	$1,771	$806,928		$2,224,115

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,874	—	—		$1,874
Accrued liabilities	120,336	—	—		120,336
Royalties and other payables	61,637	—	—		61,637

Total current liabilities	183,847	—	—		183,847

Long-term Liabilities:
Derivative instruments	563	—	—		563
Long-term debt	410,000	—	490,000	(C)	900,000
Deferred income taxes	10,086	—	(1,895	) (G)	8,191
Other long-term liabilities	6,921	1,771	—		8,692

Total liabilities	611,417	1,771	488,105		1,101,293

Stockholders’ equity:
Preferred stock, $ 0.001 par value	—	—	—		—
Common stock, $ 0.001 par value	53	—	7	(D)	60
Additional paid-in-capital	830,539	—	322,171	(D)	1,152,710
Treasury stock	(17,479)	—	—		(17,479)
Accumulated other comprehensive income	(63)	—	—		(63)
Accumulated deficit	(9,051)	—	(3,355	) (H)	(12,406)

Total stockholders’ equity	803,999	—	318,823		1,122,822

Total liabilities and stockholders’ equity	$1,415,416	$1,771	$806,928		$2,224,115

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Rosetta Resources Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(In thousands, except per share amounts)

	Company Historical	Permian Basin Assets	Pro Forma Adjustments Note 3		Pro Forma
Revenues:
Oil sales	$318,782	$38,202	—		$356,984
NGL sales	160,461	2,451	—		162,912
Natural gas sales	93,711	1,487	—		95,198
Derivative instruments	40,545	—	—		40,545

Total revenues	613,499	42,140	—		655,639

Operating costs and expenses:
Lease operating expense	42,429	9,815	—		52,244
Treating and transportation	51,826	920	—		52,746
Production taxes	16,722	2,005	—		18,727
Depreciation, depletion and amortization	154,223	—	45,542	(E)	199,765
General and administrative costs	68,731	—	—		68,731

Total operating costs and expenses	333,931	12,740	45,542		392,213

Operating income	279,568	29,400	(45,542)		263,426
Other expense (income):
Interest expense, net of interest capitalized	24,316	—	4,831	(F)	29,147
Interest income	(7)	—	—		(7)
Other expense (income)	60	—	—		60

Total other expense	24,369	—	4,831		29,200

Income before provision for income taxes	255,199	29,400	(50,373)		234,226
Income tax expense	95,904	—	(18,185	) (G)	77,719

Net income	$159,295	$29,400	$(32,188)		$156,507

Earnings per share:
Basic	$3.03		$(4.60)		$2.63
Diluted	$3.01		$(4.60)		$2.61

Weighted average shares outstanding:
Basic	52,496		7,000		59,496
Diluted	52,887		7,000		59,887

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Rosetta Resources Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined balance sheet at December 31, 2012, and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 reflect the pro forma effects of:

•

Comstock Acquisition. The proposed acquisition of certain oil and natural gas interests in the Permian Basin located in Gaines and Reeves Counties, Texas, in exchange for $768 million in cash, subject to customary purchase price adjustments. Rosetta will assume the plugging and abandonment obligations for these properties. Rosetta will not acquire any derivatives or retain any corporate management or staff.

•

Financings. No amounts are assumed to be borrowed under the Company’s Bridge Facility, whereas $700 million of senior notes and $335.5 million in common stock are assumed to be issued. Proceeds from these two transactions will be used as follows:

•	to repay certain existing indebtedness of the Company;

•	to pay the cash consideration for the Acquisition;

•	to pay the fees and expenses incurred in connection with the Acquisition and related financing transactions; and

•	for other general corporate purposes.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2012 and the unaudited pro forma condensed combined balance sheet at December 31, 2012 have been prepared based on our historical consolidated statement of income for such period and our historical consolidated balance sheet at December 31, 2012. The pro forma condensed combined statement of income assumes that the Acquisition occurred on January 1, 2012, and the unaudited pro forma condensed combined balance sheet assumes the Acquisition and related financings occurred on December 31, 2012.

The unaudited pro forma condensed combined statement of income does not purport to represent what our results of operations would have been if these transactions had occurred on January 1, 2012. The Company’s management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions described above. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma condensed combined statement of income, no pro forma adjustments have been made to exclude nonrecurring expenses we would have incurred as a result of the Acquisition and related financings and debt extinguishment.

As the Acquisition has not yet closed, working capital and other closing adjustments have not been reflected in these pro forma financial statements. Further, the initial purchase accounting for the Acquisition is not complete, and adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read together with our Annual Report on Form 10-K for the year ended December 31, 2012. The unaudited pro forma condensed combined financial statements and accompanying notes also should be read in conjunction with the historical Statements of Revenues and Direct Operating Expenses of the Permian Basin Assets and notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K of which this Exhibit 99.2 is a part.

Note 2 – Acquisition Method

The pro forma condensed combined financial statements reflect the accounting for the Acquisition in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill. The initial accounting for the Acquisition is not complete as the Acquisition has not yet closed and is subject to closing adjustments. Adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur subsequent to the signing and prior to closing.

The following represents the preliminary purchase price allocation prior to closing adjustments of the Acquisition (in thousands):

Preliminary Purchase Price Allocation

Assets:
Prepaid Expenses	600
Oil and natural gas properties - full cost method
Proved properties	220,600
Unevaluated properties	548,571

Total assets acquired	769,771

Liabilities:
Asset retirement obligation	1,771

Net assets acquired	768,000

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and natural gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation. Significant inputs to the valuation of oil and natural gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) estimated future cash flows, and (v) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

Note 3 – Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed combined balance sheet includes the following adjustments:

Reflects the estimated preliminary pro forma adjustment of $29.4 million to cash and cash equivalents reflecting the sources and uses of cash as if the Acquisition had occurred on December 31, 2012, as follows (in thousands):

Sources Of Funds		Uses of Funds
Senior Notes	$700,000	The Acquisition	$768,000
Offering of shares	335,510	Repayment of Credit Facility	210,000
		Acquisition and financing costs	28,082
		Pro forma net adjustments to cash and cash equivalents	29,428

Total Sources of Funds	$1,035,510	Total Use of Funds	$1,035,510

As the acquisition has not yet closed, working capital and other closing adjustments have not been reflected in the pro forma adjustments. The pro forma adjustment for oil and natural gas properties includes the Company’s preliminary purchase price allocation and $0.6 million of additional property costs related to an annual license to be acquired.

The unaudited pro forma condensed combined balance sheet reflects the incremental borrowings as follows (in thousands):

	Cash	Other Assets	Long-Term Debt	Additional Paid-in Capital
	(in thousands)
Debt Financing:
Senior secured Credit Facility
Repay senior secured Credit Facility	$(210,000)	$—	$(210,000)	$—
Senior Notes Due 2021
Issued senior notes	700,000	—	700,000	—
Related issuance costs	(9,500)	9,500	—	—
Equity Financing:
Issued 7,000,000 common shares	335,510	—	—	335,503
Related issuance costs	(13,332)	—	—	(13,332)
Transaction Costs:	(5,250)	—	—	—

	$797,428	$9,500	$490,000	$322,171

A.	Adjustment for proceeds from a $700 million debt offering and $335.5 million equity offering, net of the repayment of $210 million balance under the Credit Facility and $28.1 million in financing costs and related fees.

B.	Includes $9.5 million in debt issuance costs related to $700 million note issuance.

C.	Includes the $700 million in debt offering, offset by repayment of $210 million balance under the Credit Facility.

D.	Reflects 7,000,000 shares of common stock issued at $0.001 par value, $335.5 million of equity issuance, net of $13.3 million in related costs.

E.	Adjusts depreciation, depletion and amortization (“DD&A”) for (1) the increase in DD&A reflecting the fair values and production volumes attributable to the oil and natural gas properties acquired in the Acquisition and (2) the revision to Rosetta’s DD&A rate reflecting the reserve volumes acquired in the Acquisition. The pro forma DD&A rate is $14.07 per BOE for the year ended December 31, 2012.

Rosetta production (Boe)	13,610.6
Plus: Permian Basin Asset production (Boe)	585.0

Total: Pro forma combined production (Boe)	14,195.6
Pro forma DD&A rate per Boe	$14.07
Pro forma DD&A	199,765
Less: Historical DD&A	154,223

Pro forma net adjustment to DD&A	45,542

F.	Reflects the adjustment to interest expense associated with the financings related to the Acquisition. The pro forma interest expense adjustment is comprised of incremental interest on net borrowings, which includes an additional $43.1 million in interest expense from the new note issuance, partially offset by $34.1 million in additional capitalized interest and $4.2 million in lower interest due to the repayment under the Credit Facility. A 1/8% change in the interest rate associated with the senior notes would result in a change in interest expense of approximately $0.4 million for the year ended December 31, 2012.

G.	Reflects the adjustment associated with income taxes resulting from the Acquisition. Variances in the Company’s effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes.

H.	Reflects the tax-effected adjustment associated with the $5.25 million commitment fee associated with the Bridge Facility, which will be expensed if we obtain alternate financing and do not borrow under the Bridge Facility.

Note 4 – Supplemental Oil and Gas Reserve Information

Pro forma reserve quantity information. The following table presents certain unaudited pro forma information regarding the Company’s proved reserves as of December 31, 2012, giving effect to the oil and natural gas properties acquired in the Acquisition as if they were acquired on January 1, 2012. The reserve disclosures are based on reserve studies prepared as of December 31, 2012, in accordance with the guidelines established by the Securities and Exchange Commission. There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise.

	Year Ended December 31, 2012
	Company Historical	Permian Basin Assets (1)	Pro Forma
	(MBoe)
Proved Reserves
Beginning balance	160,915	20,621	181,536
Revisions of previous estimates	(1,709)	(659)	(2,368)
Purchases in place	298	—	298
Extensions, discoveries and other additions	65,641	6,116	71,757
Sales in place	(10,629)	—	(10,629)
Production	(13,611)	(585)	(14,196)

	200,905	25,493	226,398

(1)	The pro forma reserve quantities reflect the assumptions and development plans of another operator. The reserves quantities that the Company will ultimately record for the Permian Basin Assets will reflect our assumptions and development plans and may vary from those figures noted above.

Pro forma Standardized Measure of Discounted Future Net Cash Flows. The following table presents the Standardized Measure of Discounted Future Net Cash Flows relating to the proved crude oil and natural gas reserves of Rosetta and of the Permian Basin Assets on a pro forma combined basis as of December 31, 2012. The Standardized Measure shown below represents estimates only and should not be construed as the current market value of our estimated oil and natural gas reserves or those estimated oil and natural gas reserves attributable to the acquired Permian Basin Assets.

	Year Ended December 31, 2012
	Company Historical	Permian Basin Assets	Adjustment	Pro Forma
	(In millions)
Future Cash Inflows	$8,252	$1,911	$—	$10,163
Future Production Costs	(2,081)	(633)	—	(2,714)
Future Development Costs	(1,118)	(592)	—	(1,710)
Future Income Tax	(1,385)	—	(248)	(1,633)

Future Net Cash Flows	3,668	686	(248)	4,106
Discount to present value at 10% annual rate	(1,827)	(482)	132	(2,177)

Standardized Measure	$1,841	$204	$(116)	$1,929

Pro forma income tax expense reflects expense on the combined future net cash flows based on the Company’s estimated effective tax rate, after giving effect to the pro forma transactions. Variances in the Company’s effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes.